Exhibit 3.1

RESTATED

CERTIFICATE OF FORMATION

(WITH AMENDMENTS)

OF

ST FINANCIAL GROUP, INC.

Pursuant to the provisions of Sections 3.051, 3.057, 3.059 and 21.056 of the Texas Business Organizations Code, ST Financial Group, Inc., a Texas corporation (the “Corporation”), hereby adopts this Restated Certificate of Formation (with Amendments) (the “Restated Certificate”), which accurately states the Corporation’s existing Amended and Restated Certificate of Formation and all amendments thereto that are in effect to date (the “Existing Certificate of Formation”), as further amended by this Restated Certificate. The Restated Certificate does not contain any other change except for information permitted to be omitted by Section 3.059(b) of the Texas Business Organizations Code.

1. The name of the Corporation is ST Financial Group, Inc.

2. Each such amendment made by this Restated Certificate has been made in accordance with the provisions of the Texas Business Organizations Code.

3. Each such amendment made by this Restated Certificate has been approved in the manner required by the Texas Business Organizations Code and the constituent documents of the Corporation.

4. Articles 1 [Entity Type and Name], 4 [Capital Structure], 8 [Written Consent], 10 [Indemnification], 12 [Registered Office; Registered Agent] and 13 [Directors] of the Existing Certificate of Formation are each amended and restated in its entirety to read as set forth in Articles 1 [Entity Type and Name], 4 [Capital Structure], 7 [Written Consent], 9 [Indemnification], 11 [Registered Office; Registered Agent] and 12 [Directors] of the Restated Certificate. The Existing Certificate of Formation is also amended by deleting Articles 5 [Plan of Conversion], 14 [Incorporator] and 19 [Conformation to TBOC] and adding new Article 16 [Exclusive Jurisdiction].

5. The Existing Certificate of Formation and all amendments and supplements thereto are hereby superseded by the following Restated Certificate:

SECOND AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

ST FINANCIAL GROUP, INC.

The undersigned, for purposes of incorporating a corporation under the provisions of the Texas Business Organizations Code, does hereby certify as follows:

ARTICLE ONE

Entity Name and Type

The entity being formed is a for-profit business corporation. The name of the corporation is Spirit of Texas Bancshares, Inc. (the “Corporation”).

ARTICLE TWO

Existence

The Corporation will have perpetual existence.

ARTICLE THREE

Purpose

The purpose for which the Corporation is organized is to pursue, own, develop, construct and open a financial institution in Texas and the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Organizations Code.

ARTICLE FOUR

Capital Structure

The aggregate number of shares of capital stock that the Corporation will have authority to issue is fifty-five million (55,000,000), comprised of fifty million (50,000,000) shares of Common Stock, having no par value, and five million (5,000,000) shares of Preferred Stock, having a par value of $1.00 per share.

All shares of Common Stock shall have rights identical to those of all other such shares.

Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock and to fix by resolution or resolutions providing for the issue of each such series the number of shares in each such series and the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, to the full extent now or hereafter permitted by law.

ARTICLE FIVE

Pre-emptive or Preferential Rights; Issuance

No shareholder of the Corporation will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such shareholder. The Board of Directors may authorize the issuance of and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

ARTICLE SIX

Cumulative Voting

Shareholders of the Corporation will not have the right of cumulative voting for the election of directors or for any other purpose.

ARTICLE SEVEN

Action by Written Consent

Any action required or permitted by law, this Certificate of Formation or the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holders of all shares issued, outstanding and entitled to vote on such matter.

ARTICLE EIGHT

Amendment

The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

ARTICLE NINE

Indemnification

(a) The Corporation will, to the fullest extent permitted by the Texas Business Organizations Code, as the same exists or may hereafter be amended, indemnify any and all persons who are or were serving as director or officer of the Corporation, or who are or were serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee or employee of another corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, from and against any and all of the expenses, liabilities or other matters referred to in or covered. by such Act. Such indemnification may be provided pursuant to any Bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the capacity of director or officer and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such a person.

(b) If a claim under paragraph (a) of this Article is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Texas for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Texas nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

ARTICLE TEN

Limitation on Liability of Directors

To the fullest extent permitted by the laws of the State of Texas as the same exist or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director. Any repeal or modification of this Article will not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article

ARTICLE ELEVEN

Registered Office; Registered Agent

The street address of the Corporation’s registered office is 1836 Spirit of Texas Way, Conroe, Texas 77301, and the name of its registered agent at that address is Dean O. Bass.

ARTICLE TWELVE

Directors

(a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Except as fixed by the Board of Directors pursuant to Article 4 hereof, the number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

The full Board of Directors, other than those who may be elected by the holders of any class or series of Preferred Stock established by the Board of Directors pursuant to Article 4, shall be divided into three classes, with respect to the time for which they severally hold office, designated Class I, Class II, and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the full Board of Directors. The initial division of the Board of Directors following the effective date of the Certificate of Formation shall be as follows:

The Class I directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2017:

Dean O. Bass	1836 Spirit of Texas Way, Conroe, Texas 77301
Robert S. Beall	1836 Spirit of Texas Way, Conroe, Texas 77301
Steve Morris	1836 Spirit of Texas Way, Conroe, Texas 77301

The Class II directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2018:

Akash J. Patel	1836 Spirit of Texas Way, Conroe, Texas 77301
H. D. Patel	1836 Spirit of Texas Way, Conroe, Texas 77301
Thomas C. Sooy	1836 Spirit of Texas Way, Conroe, Texas 77301

The Class III directors will initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2019:

David M. McGuire	1836 Spirit of Texas Way, Conroe, Texas 77301
Leo T. Metcalf, III	1836 Spirit of Texas Way, Conroe, Texas 77301

A director shall hold office until the annual meeting of shareholders for the year in which his or her respective term expires and until his or her respective successor shall be elected and shall be qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office. Except as fixed by the Board of Directors pursuant to Article 4, (i) at each succeeding annual meeting of shareholders beginning in 2017, successors to the class of directors whose term expires at that meeting shall be elected for a three-year term and (ii) if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class to as nearly as possible to one-third of the total number of directors, but in no case will a decrease in the number of directors shorten the term of any incumbent director. In any election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.

(b) Except as fixed by the Board of Directors pursuant to Article 4, any vacancy occurring in the Board of Directors may be filled by election at an annual or special meeting of the shareholders called for that purpose or by the affirmative vote of a majority of the directors then in office (even if the remaining directors constitute less than a quorum of the Board of Directors), and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director’s successor shall have been elected and qualified. Any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual meeting or at a special meeting of the shareholders called for that purpose or may be filled by the Board of Directors for a term of office continuing only until the next election of one or more directors by the shareholders; provided that the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of the shareholders.

(c) Subject to the rights of any class or series of Preferred Stock established by the Board of Directors pursuant to Article 4, any director may be removed from office only for cause and only by the affirmative vote of a majority of shares present in person or represented by proxy at such meeting and entitled to vote for the election of directors generally.

ARTICLE THIRTEEN

Special Meetings

In addition to any other manner of calling a special meeting of shareholders that may be set forth in the Bylaws of the Corporation, a special meeting of shareholders may be called at any time by the president, the chief executive officer, the board of directors or the holders of at least 50% of all shares issued, outstanding and entitled to vote at such meeting.

ARTICLE FOURTEEN

Quorum

With respect to any matter, a quorum will be present at a meeting of shareholders if the holders of a majority of the shares entitled to vote on that matter are represented at the meeting in person or by proxy.

ARTICLE FIFTEEN

Voting

Any action that under the provisions of the Texas Business Organizations Code would, but for this Article 15, be required to be authorized by the affirmative vote of the holders of any specified portion of the shares of the Corporation will require the approval of the holders of a majority of the shares of the Corporation entitled to vote on that matter.

ARTICLE SIXTEEN

Exclusive Jurisdiction

Any state or federal court located in Montgomery County in the State of Texas shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s shareholders or creditors, (c) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the Texas Business Organizations Code, the Certificate of Formation or the Bylaws of the Corporation, (d) any action to interpret, apply, enforce or determine the validity of the Company’s Certificate of Formation or Bylaws, or (e) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine.

ARTICLE SEVENTEEN

Reclassification

On February 23, 2017 at 11:59 p.m. Austin, Texas time (the “Reclassification Effective Time”), each outstanding share of Series A preferred stock held immediately prior to the Reclassification Effective Time by a record holder shall automatically, without further action on the part of the Corporation or any holder of such Series A preferred stock, be reclassified as common stock of the Corporation, on the basis of one share of common stock for each share of Series A preferred stock so reclassified, which shares of common stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand, this 24th day of February, 2017.

ST FINANCIAL GROUP, INC.

By:	/s/ Dean O. Bass
Dean O. Bass
Chairman and Chief Executive Officer